Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

September 11, 2023

UBS AG,
Bahnhofstrasse 45,
CH-8001 Zurich,
Switzerland.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of (i) $1,000,000,000 aggregate principal amount of 5.800% Fixed Rate Senior Notes due 2025 (the “2025 Notes”), (ii) $1,500,000,000 aggregate principal amount of 5.650% Fixed Rate Senior Notes due 2028 (the “2028 Notes”) and (iii) $500,000,000 aggregate principal amount of Floating Rate Senior Notes due 2025 (the “Floating Rate Notes,” and together with the 2025 Notes and the 2028 Notes, the “Securities”), of UBS AG, a corporation organized under the laws of Switzerland (the “Company”), acting through its London branch, issued pursuant to the Indenture, dated June 12, 2015 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Seventh Supplemental Indenture, the Eighth Supplemental Indenture and the Ninth Supplemental Indenture, each dated as of September 11, 2023 (each, a “Supplemental Indenture” and collectively the “Supplemental Indentures,” and together with the Base Indenture, the “Indenture”), between the Company and the Trustee, we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of United States federal and New York state law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that the Securities constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

UBS AG	-2-

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction or as of any later date. With respect to all matters of Swiss law, we note that you have received an opinion dated the date hereof, of Homburger AG. In rendering the foregoing opinion, we have assumed, without independent verification, that (i) the Company has been duly incorporated and is an existing corporation in good standing under the laws of Switzerland, (ii) the Base Indenture and each of the Supplemental Indentures has been duly authorized, executed and delivered by the Company insofar as the laws of Switzerland are concerned, (iii) the Securities have been duly authorized, executed and delivered by the Company insofar as the laws of Switzerland are concerned and (iv) all corporate action by the Company related to the Securities has been duly authorized as a matter of Swiss law.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Company’s Registration Statement on Form F-3 (the “Registration Statement”) or any related prospectus or other offering material regarding the Company or the Securities or their offering and sale.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Base Indenture and each Supplemental Indenture has been duly authorized, executed and delivered by the Trustee thereunder, that the Securities conform to the specimens thereof examined by us, that the Trustee’s certificates of authentication of the Securities have been signed by one of the Trustee’s authorized officers and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to a Form 6-K to be incorporated by reference into the Registration Statement and to the reference to us under the heading “Validity of the Notes” in the Prospectus Supplement, dated September 5, 2023, and under the heading “Validity of the Securities” in the Prospectus, dated May 27, 2022, pursuant to which the Securities are being offered for sale. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP